SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

     This Second Amendment to Loan and Security Agreement (this "Amendment"), is made and entered into effective as of the 1st day of November, 1997, by and among FINOVA CAPITAL CORPORATION, a Delaware corporation, ("FINOVA") and KEYSTONE LINES, a California corporation ("Keystone"), CAROLINA NATIONAL LOGISTICS INC., an Indiana corporation ("CNL"), CAROLINA NATIONAL TRANSPORTATION INC., an Indiana corporation ("CNT"), GULF LINE TRANSPORT INC., an Indiana corporation ("GLT") and GULF LINE BROKERAGE INC., an Indiana corporation ("GLB"), jointly and severally (each of Keystone, CNL, CNT, GLT, and GLB being individually referred to as a "Borrower" and collectively as the "Borrowers"). This Amendment modifies and amends that certain Loan and Security Agreement dated May 15, 1995, among FINOVA, Keystone, and L.R.S. Transportation, Inc., an Indiana corporation ("LRS"; Keystone and LRS being identified as the original "Borrowers" thereunder), as the same was subsequently amended by that certain First Amendment to Loan and Security Agreement dated as of December 3, 1996 (the "First Amendment"; the Loan and Security Agreement, as amended by the First Amendment and by this Second Amendment, and as the same may subsequently be modified, amended, renewed, restated or replaced, shall hereinafter be referred to collectively as the "Agreement"). All terms used herein with initial capital letters, unless otherwise specifically defined herein, shall have the same meanings as set forth in the Agreement. All references to the Agreement shall include the Schedule.

R E C I T A L S:

     WHEREAS, pursuant to the First Amendment, LRS was deleted as a Borrower under the Agreement and each of CNL, CNT, GLT, and GLB were added as Borrowers under the Agreement; and

     WHEREAS, Borrowers have requested that FINOVA increase the maximum permitted amount of the Receivable Loans, reduce the interest rate applicable to the Total Facility, waive certain covenant defaults, adjust certain covenants, and reset certain fees, in consideration for Borrowers' agreement to pay a "Success Fee" to FINOVA, as hereinafter described, and to make other adjustments to the Agreement as requested by FINOVA; and

    WHEREAS, FINOVA has agreed to make the modifications to the Agreement as described herein, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter stated, the parties hereto do hereby agree as follows:

          1.	Definitions.

                1.1	Section 18.1 of the Agreement is hereby amended to add
the following as new definitions therein, in the correct alphabetical order thereof:

                  "EBITDA" for any fiscal period of Borrowers means the consolidated net income of US 1 and Borrowers for such fiscal period, plus interest expense, depreciation and amortization and provision for income taxes for such fiscal period, and minus non-recurring miscellaneous income and expenses, all calculated in accordance with GAAP.

                  "Eligible Unbilled Freight Sales" shall mean those rights to the payment of money for shipping services performed in favor of any Borrower which satisfy the conditions set forth in the last sentence of this paragraph, but as to which no invoice has yet been generated by the applicable Borrower. For purposes of this Agreement, an unbilled freight sale shall not be deemed a Receivable until an invoice has been generated. Unbilled freight sales shall be Eligible Unbilled Freight Sales hereunder if: (i) all goods or products to have been delivered by the applicable Borrower have been so delivered, and no other performance by such Borrower is required for such Borrower to be entitled to payment for the services performed; (ii) the applicable Borrower's driver or other service representative has advised such Borrower verbally that such person is in possession of a final signed bill of lading accepting delivery of the goods or products to the final destination thereof; (iii) not more than fifteen (15) days have elapsed since the date of such delivery (it being FINOVA's intention that, prior to the expiration of said fifteen day period, the applicable Borrower shall issue an invoice and the Eligible Unbilled Freight Sale shall become a Receivable); and (iv) the Eligible Unbilled Freight Sale, if treated as a Receivable hereunder, would otherwise satisfy the standards for being an Eligible Receivable in accordance with the criteria set forth herein.

                    "First Amendment" shall mean that certain First Amendment to Loan and Security Agreement dated as of December 3, 1996, by and between Borrowers and FINOVA.

                    "Reporting Reserve" shall mean a reserve against borrowing availability under the Receivable Loans, which FINOVA shall establish and adjust weekly in an amount equal to five percent (5%) of the sum of Borrowers' Eligible Receivables and Eligible Unbilled Freight Sales, as shown by reference to Borrowers' most recent Collateral and Loan Report.

                    "Second Amendment" shall mean that certain Second Amendment to Loan and Security Agreement dated effective as of November 1, 1997, by and between Borrowers and FINOVA.

                     "Second Amendment Primary Effective Date" shall mean November 1, 1997, or such later date as all conditions precedent described in
Section 8 of the Second Amendment have been satisfied.

                     "Second Amendment Secondary Effective Date" shall mean the date upon which all conditions precedent described in Section 9 of the Second Amendment have been satisfied.

                     "Success Fee" shall have the meaning given such term in
Section 4.5 of the Second Amendment.

                      1.2	The definition of "Eligible Receivables"
appearing in Section 18.1 of the Agreement is hereby amended to delete the phrase "twenty-five percent (25%)" appearing in clause (ii) thereof, and to substitute therefor the phrase "fifty percent (50%)".

                     1.3	All references in the Agreement to the Agreeme
(including the Schedule) shall mean and refer to the Agreement and Schedule as amended through and including this Second Amendment, and as the same may hereafter be modified, amended, renewed, restated or replaced. In addition, all references to the Loan Documents appearing in the Agreement shall mean and refer to such Loan Documents as the same may previously have been, or may hereafter be, modified, amended, renewed, restated or replaced.

                   2. Total Facility. Section 1.1 of the Agreement, as set forth in the Schedule, is hereby amended to delete the amount of "$3,000,000" set forth therein and to substitute the amount "$3,300,000" therefor.

                   3. Loans. Section 1.2 of the Agreement, as set forth in the Schedule and amended by the First Amendment, is hereby amended and restated in its entirety to read to as follows:

                      "Revolving Loans: A revolving line of credit consisting of loans against Borrowers' Eligible Receivables ("Receivable Loans"), accounted for on a consolidated basis of all Borrowers (but exclusive of US
1), in an aggregate outstanding principal amount at any time which shall not exceed the lesser of:

Three Million Three Hundred Thousand Dollars ($3,300,000) less the Reporting Reserve and any other reserves which FINOVA has then established; o
(B)	the sum of:
(i)	an amount equal to eighty-five percent (85%) of the net amount of the
Eligible Receivables, plus
(ii) a revolving line of credit consisting of loans against Borrowers' Eligible Unbilled Freight Sales in an aggregate outstanding principal amount not to exceed the lesser of:
(a)	an amount equal to eighty-five percent (85%) of the net amount of all then outstanding Eligible Unbilled Freight Sales, or
(b)	Two Hundred Fifty Thousand Dollars ($250,000), less
(iii) the Reporting Reserve and any other reserves which FINOVA has then established."

4.	Interest and Fees.  The section entitled "Interest and Fees (Section
3.1)" as set forth in the Schedule is hereby amended as follows:

4.1	The paragraph entitled "Interest" is hereby amended to provide that, a of the Second Amendment Primary Effective Date, interest shall accrue on the daily outstanding balance of the Borrowers' loan account at a per annum rate equal to the Base Rate plus two and three-quarters percent (2.75%). The interest rate thereafter applicable to the daily outstanding balance of Borrowers' loan account shall be subject to further adjustment as follows:
(A) upon the occurrence of the Second Amendment Secondary Effective Date, interest shall accrue at a rate per annum equal to the Base Rate plus two and one-half percent (2.50%); (B) such interest rate may thereafter decrease to the Base Rate plus two percent (2.0%) following delivery to FINOVA of US 1's annual audited financial statements (which audited financial statements are in full compliance with the requirements of Section 5.2(iv) hereof) for its fiscal year ending December 31, 1997 if no Event of Default then exists and such audited financial statements demonstrate both (i) EBITDA of not less than $300,000 and (ii) a Total Debt Service Coverage Ratio for the twelve month period then ended of not less than 1.15:1.00, and in the event Borrowers fail to qualify for the foregoing reduction in interest rate by reference to such 1997 audited financial statements, Borrowers shall be entitled to qualify for the reduction in interest rate described in this clause (B) if US 1's annual audited financial statements (which financial statements are in full compliance with Section 5.2(iv) hereof) for its fiscal year ending December 31, 1998 satisfy the preceding two standards; (C) such interest rate may thereafter be reduced to the Base Rate plus one and one-half percent (1.50%) (whether or not Borrowers qualified for the reduction in interest rate described in the preceding clause (B) by reference to US 1's 1997 audited financial statements) following delivery to FINOVA of US 1's annual audited financial statements (which audited financial statements are in full compliance with the requirements of Section 5.2(iv) hereof) for its fiscal year ending December 31, 1998 if no Event of Default then exists and such audited financial statements demonstrate both (i) EBITDA of not less than $450,000 and (ii) a Total Debt Service Coverage Ratio for the twelve months then ended of not less than 1.25:1.0; and (D) such interest rate may thereafter be reduced to the Base Rate plus one percent (1.0%) at any time after January 1, 1999 when all of the following conditions are satisfied concurrently: (i) no Event of Default then exists; (ii) for the immediately preceding trailing six month period, based upon US 1's consolidated financial statements, Borrowers have attained a Total Debt Service Coverage Ratio of not less than 1.5:1.0; and (iii) Borrowers' average daily Excess Availability, considered on a consolidated basis for the three months then ended, is not less than $500,000, provided, that in calculating Excess Availability for purposes of this clause (D)(iii), but only for purposes of this clause
(D)(iii), clause (b)(ii) of the definition of Excess Availability shall be amended to read as follows: "(ii) the aggregate amount of all trade payables of Borrowers which are past due as of such time, determined by reference to the specific due dates applicable to each such trade payable".

4.2 The paragraph entitled "Minimum Interest Charge" is hereby amended to increase the Minimum Interest Charge required thereunder from $10,000 to $18,000. The foregoing notwithstanding, in the event Borrowers qualify for reductions in the applicable interest rate after giving effect to the reduction agreed upon as of the Second Amendment Primary Effective Date, FINOVA shall propose corresponding reductions in the Minimum Interest Charge, to take into account such reductions in the rate at which interest accrues on the Borrowers' obligations.

4..3      The paragraph entitled "Collateral Monitoring Fee" shall be of no further force and effect after the Second Amendment Primary Effective Date.

4.4 The paragraph entitled "Facility Fee" is hereby amended and restated in its entirety to read as follows:

"Administrative Fee. Borrowers shall pay to FINOVA an administrative fee equal to one percent (1.0%) per annum of the amount of the Total Facility. The administrative fee shall be deemed fully earned at the time when due, and is otherwise due and payable annually, commencing upon the first anniversary of the Second Amendment Primary Effective Date and continuing on each subsequent anniversary thereof, including without limitation the last day of the Initial Term."

4.5 Success Fee. The following new paragraph is hereby added at the end of such section:

"Success Fee. Borrowers shall pay to FINOVA a fee (the "Success Fee") to be determined as follows, but which shall in no event be less than $87,000 nor more than $350,000. The amount of the Success Fee within the preceding range shall be determined by reference to the market prices for US 1's freely trading common stock, including increases in the value of such stock which occur after the Second Amendment Primary Effective Date. On the Second Amendment Primary Effective Date, US 1 shall issue to FINOVA 250,000 shares of unregistered US 1 common stock. The shares so issued to FINOVA shall be referred to herein as the "Success Fee Shares," and shall in all respects be the property of FINOVA. Following issuance of the Success Fee Shares to FINOVA, FINOVA shall be entitled to receive the benefit of any stock splits, stock dividends, reverse stock splits, or other forms of combination or division of the outstanding number of shares of US 1 stock into a greater or lesser number of shares (all such events being referred to herein as "Recapitalizing Events"). Prior to the occurrence of any Recapitalizing Event, Borrowers and US 1 shall notify FINOVA as to the number of shares which the Success Fee Shares shall be converted into upon completion of the Recapitalization Event, and shall provide FINOVA sufficient information in order to permit FINOVA to confirm such amount. The foregoing notwithstanding, in the event that any Recapitalizing Event would result in FINOVA holding in excess of five percent (5%) of all issued and outstanding shares of US 1 common stock, FINOVA shall deliver to US 1 for cancellation that number of shares from the Success Fee Shares as shall be sufficient to reduce the then remaining Success Fee Shares held by FINOVA to not more than five percent (5%) of all US 1 issued and outstanding common stock.

In addition to the foregoing rights, FINOVA shall be entitled to receive and retain any cash dividends which are declared and paid with respect to the Success Fee Shares, which dividends shall be taken into account in determining the total amount of the Success Fee received by FINOVA hereunder.

At any time following the twenty-four (24) month anniversary of the Second Amendment Primary Effective Date (the "Start Date"), and continuing until the forty-eight (48) month anniversary of the Second Amendment Primary Effective Date (the "Final Sale Date"), FINOVA shall be entitled to sell all or any part of the Success Fee Shares at their then current market value, and to retain the proceeds received from such sales, subject to the following conditions:
(i) at any time when sales of the Success Fee Shares have generated cash proceeds to FINOVA (net of sales commissions) in an amount equal to $350,000, FINOVA shall deliver any remaining Success Fee Shares to US 1 for cancellation, without requirement for any further consideration being paid to FINOVA in respect thereof; and (ii) on the Final Sale Date, FINOVA shall likewise deliver any remaining unsold Success Fee Shares to US 1 for cancellation, without further consideration. In the event that (1) either (a) FINOVA has sold all of the Success Fee Shares or (b) the Final Sale Date has occurred, whether or not FINOVA then continues to hold any Success Fee Shares, and (2) at such time FINOVA has realized less than $87,000 in cash proceeds (net of sales commissions) from the sale of Success Fee Shares, Borrowers shall pay to FINOVA the amount necessary, after taking into account the net cash proceeds actually received by FINOVA from the sale of Success Fee Shares, to cause FINOVA to realize the minimum Success Fee of $87,000. The obligation of Borrowers to pay the foregoing minimum Success Fee shall be for all purposes an "Obligation" under the Agreement, and shall be guaranteed by each of the Guarantors.

The following events shall be referred to as "Termination Events": (i) the Second Amendment Secondary Effective Date has occurred, resulting in an extension of the Initial Term in accordance with Section 12 of the Second Amendment, and thereafter Borrowers elect to terminate the Loan; (ii) the Second Amendment Secondary Effective Date has not occurred and the term of the Loan expires without a renewal, in accordance with Section 16.4 as set forth in the original Schedule to the Agreement (provided, however, that with respect to an extension of the Loan beyond the Renewal Term in effect as of the date of this Amendment, which is currently scheduled to expire May 31, 1998, but solely as to the existing Renewal Term, if no Event of Default then exists and the term of the Loan expires without a renewal as a result of FINOVA's decision not to renew, then FINOVA shall forfeit its rights to the Success Fee and shall return all the Success Fee Shares to Borrowers); and
(iii) the Loan is terminated and all Obligations declared due and payable by FINOVA following the occurrence of an Event of Default. If a Termination Event occurs at a time when (a) FINOVA has not yet realized cash proceeds (net of sales commissions) equal to the minimum Success Fee provided for herein and
(b) FINOVA continues to hold unsold Success Fee Shares, then the following events shall occur: (I) upon the occurrence of the Termination Event, Borrowers shall pay to FINOVA in cash (which payment shall be a guaranteed Obligation of Borrowers hereunder), an amount necessary to cause the total cash proceeds received by FINOVA (after taking into account the net cash proceeds previously received from the sale of Success Fee Shares) to equal the minimum Success Fee of $87,000 hereunder; (II) upon receipt of the supplemental cash payment described in the preceding clause (I), Borrowers' obligation for payment of the minimum Success Fee shall be deemed satisfied;
(III) regardless of when the Start Date would otherwise have occurred, immediately upon the occurrence of the Termination Event FINOVA shall be entitled, for a period of not to exceed eighteen months following date upon which the termination of the Loan occurred, to sell the remaining Success Fee Shares, applying the proceeds of such sales as follows: (A) the first cash proceeds (net of sales commissions) received by FINOVA will be paid to Borrowers in reimbursement of any supplemental Success Fee payment made by Borrowers as required by clause (I) hereof; and (B) thereafter, cash proceeds received by FINOVA, up to the maximum Success Fee provided for hereunder, shall be retained by FINOVA as additional Success Fee hereunder; and (IV) at such time as FINOVA has either received cash proceeds (net of sales commissions) equal to the maximum Success Fee hereunder, or on the eighteen month anniversary of the termination date of the Loan, FINOVA shall return any unsold Success Fee Shares to US 1 for cancellation, without further consideration to FINOVA. If a Termination Event occurs at a time when FINOVA has realized cash proceeds (net of sales commissions) at least equal to the minimum Success Fee hereunder, then the provisions of clause III(B) and (IV) of the preceding sentence shall apply to any remaining unsold Success Fee Shares then held by FINOVA.

FINOVA acknowledges and agrees that the Success Fee Shares originally issued to FINOVA will not be registered in accordance with the rules and regulations of the Securities and Exchange Commission, and accordingly that as of the date of the issuance of the Success Fee Shares to FINOVA such shares are not freely tradeable. Borrowers hereby agree and covenant to cause US 1, and by joining in this Amendment for purposes of this provision US 1 hereby agrees and covenants, that upon request of FINOVA, US 1 shall take such steps as are necessary to register the resale by FINOVA of the Success Fee Shares, shall file a registration statement for that purpose within thirty (30) days following the request of FINOVA, and US 1 shall do everything reasonably necessary to cause such registration statement to be declared effective as early as is practicable, but in no event later than the earliest to occur of the Start Date or sixty (60) days following a Termination Event. Borrowers acknowledge and agree that the failure of US 1 to have registered the resale of the Success Fee Shares by FINOVA on or before the Start Date shall constitute an Event of Default under the Agreement. Borrowers and US 1 further agree that, following the occurrence of a Termination Event, then (i) if registration of FINOVA's resale of the Success Fee Shares has not occurred by the date sixty (60) days following such Termination Event, FINOVA's right to resell the Success Fee Shares, as stated in clause (b)(III) of the preceding paragraph shall automatically be extended such that FINOVA shall at all times have not less than sixteen (16) months to dispose of the Success Fee Shares following such registration; and (ii) in the event that no registration of FINOVA's right to resell the Success Fee Shares has been declared effective within the period of six (6) months following the Termination Event, then FINOVA shall have no obligation, notwithstanding the provisions of clause
(b)(III)(A) of the preceding paragraph, to reimburse Borrowers for any supplemental Success Fee payment made by Borrowers as required by clause
(b)(I) of the preceding paragraph. In lieu of the foregoing obligation to register FINOVA's resale of the Success Fee Shares, Borrowers shall be deemed to have satisfied the foregoing requirement if Borrowers cause there to be provided to FINOVA an opinion of counsel, the identity of which counsel and the form and substance of which opinion are acceptable to FINOVA, concluding that FINOVA's resale of the Success Fee Shares is exempt from the registration requirements of all applicable federal and state securities law and may be completed subject to no restrictions other than a ceiling on the maximum number of Success Fee Shares which FINOVA would be permitted to sell in any month, but which maximum number of shares shall in no event be less than one percent (1%) of US 1's total number of issued and outstanding shares.

The Success Fee shall be fully earned by FINOVA on and as of the Second Amendment Primary Effective Date, in consideration for FINOVA's willingness to enter into the Second Amendment and to continue to provide financing to Borrowers upon the terms and conditions of the Agreement as modified thereby. Payment of the Success Fee shall for all purposes be considered an Obligation of Borrowers under the Agreement and shall be secured by FINOVA's security interest in all the Collateral. Until the Success Fee, together with all the other Obligations have been paid in full, FINOVA shall have no obligation to release its lien on and security interest in any of the Collateral."

5.         Reporting Requirements. Notwithstanding the provisions of clause
(i) of Section 5.2 in the Agreement, requiring Borrower to provide FINOVA's standard form Collateral and Loan Report daily, and the provisions of the first subparagraph of the Section in the Schedule entitled "Reporting Requirements (Section 5.2)," which was amended by the First Amendment, the following shall set forth Borrowers' obligations with respect to borrowing base reporting. Borrowers shall provide FINOVA with borrowing base calculations on a weekly basis, on Monday of each week (unless such Monday is not a Business Day, in which case such calculations shall be provided on the first Business Day of the week), on FINOVA's standard form Collateral and Loan Report (referred to herein as the "C&L Report"), and shall further provide FINOVA with a C&L Report on the last Business Day of each month. Each C&L Report provided shall update calculations from the last C&L Report provided to FINOVA, adding amounts for Eligible Receivables and Eligible Unbilled Freight Sales generated subsequent to the date of the last C&L Report and reflecting reductions in borrowing base availability as the result of collections received subsequent to such date. Each C&L Report shall also indicate whether Borrowers have any Excess Availability after adjusting the amount of the Reporting Reserve to the full amount required hereunder, in light of the total Eligible Receivables and Eligible Unbilled Freight Sales reflected on such C&L Report. In the event that no Excess Availability remains after fully funding the Reporting Reserve, such event shall be referred to as a "Shortfall." At any time when Borrowers' most recent C&L Report has indicated the existence of a Shortfall, Borrowers' borrowing availability under the Receivable Loans shall be limited to an amount equal to the full amount necessary to fund the Reporting Reserve minus the amount of the Shortfall. Anything else contained in this Agreement to the contrary notwithstanding, the occurrence of one or more Shortfalls shall not constitute an Overline unless one of the follow three conditions exists: (i) Borrowers have experienced a Shortfall on two consecutive weekly C&L Reports (without regard to interim C&L Reports provided on the last Business Day of the month); (ii) Borrowers have experienced Shortfalls on more than three C&L Reports submitted during any fiscal quarter (but for purposes of this clause, not counting any Shortfall which exists by reference to a C&L Report submitted on the last Business Day of a month unless that day is also the first Business Day of the applicable week); or (iii) the amount of such Shortfall equals or exceeds the amount necessary to fully fund the Reporting Reserve. If any of the preceding conditions exist, then an Overline shall be deemed to have occurred, and Borrowers shall be required to repay such Overline immediately upon demand. During any month in which any C&L Report submitted by Borrower (including the C&L Report submitted on the last Business Day of such month) demonstrates the existence of a Shortfall, FINOVA shall be entitled to charge Borrowers a collateral monitoring fee of $500 for such month, in consideration for the additional administrative monitoring which FINOVA will be required to undertake following the occurrence of a Shortfall.

In addition for the foregoing, but without limiting FINOVA's right to require more frequent reporting, in accordance with the Agreement (which discretion on FINOVA's part is not limited by this Section 5), FINOVA shall be permitted, if it deems the same to be appropriate, to modify the preceding reporting requirements to allow Borrowers to submit C&L Reports on a bi-weekly basis (i.e., such reports to be submitted on the first Business Day of every other week).

 Financial Covenants. The section entitled "Financial Covenants (Section 13.14)" as set forth in the Schedule is hereby amended and restated in its entirety as follows:

"The Borrowers shall comply with the following financial covenants. Compliance shall be determined on a consolidated basis at the US 1 level, as of the end of each month, as specifically provided below:

Net Worth:	Borrowers shall maintain a consolidated Net Worth of not less
($4,500,000) (i.e., a negative net worth which is not a negative amount in excess of $4,500,000).

The minimum Net Worth requirement hereunder, tested on a consolidated basis, shall hereafter be adjusted to equal the amounts set forth on the following table:



Fiscal Period                                    Required Minimum Net Worth

January 1, 1998 through December 31, 1998        $(4,400,000)
January 1, 1999 through December 31, 1999        $(4,300,000)
January 1, 2000 through December 31, 2000        $(4,200,000)
January 1, 2001 and thereafter                   $(4,100,000)

In the event Borrowers' consolidated financial statements demonstrate that, at the end of any month, Borrowers shall have failed to have satisfied the minimum Net Worth covenant set forth herein, notwithstanding the fact that an Event of Default shall immediately occur as the result of such failure, the Guarantors shall be permitted to terminate the continuance of such Event of Default by contributing additional equity capital to one or more of Borrowers in an amount sufficient to cause Borrowers to satisfy the minimum Net Worth requirement set forth herein, provided that such additional capital is contributed within thirty (30) days after the date such Event of Default arose.

For purposes of applying the foregoing Net Worth covenant, in the event that US 1's present "net benefit from net deferred tax asset," resulting from prior net operating losses experienced by US 1 and presently described in footnotes to US 1's audited financial statements as a result of the uncertainty of such asset being utilized, becomes includable directly as an asset on US 1's balance sheet in accordance with generally accepted accounting principles, then the foregoing required minimum Net Worth amounts shall each be increased by an amount equal to ninety-five percent (95%) of the increase in consolidated Net Worth realized by US 1 as a result of such accounting change.

Total Debt Service 	The Borrowers shall maintain a Total Debt Service
Coverage Ratio:	Coverage Ratio of not less than the ratios set forth in the
table below for the periods stated. Compliance with this covenant shall be measured monthly on a cumulative monthly fiscal year to date basis (i.e., commencing January 1 of each year through the month most recently ended, or for such lesser period as a Borrower has been in operation). All calculations shall be based on the profit and loss statements on a consolidated basis for all Borrowers at the US 1 level, prepared in accordance with generally accepted accounting principles consistently applied:


    Fiscal Table                         Total Debt Service Coverage Ration

    Second Amendment Primary                           1.00:100
    Effective Date through December 31, 1997

    January 1, 1998 through December 31, 1998          1.10:1.00

    January 1, 1999 through December 31, 1999          1.15:1.00

    January 1, 2000 and thereafter                     1.25:1.00

In the event Borrowers' consolidated financial statements demonstrate that, at the end of any month, Borrowers shall have failed to attain the Total Debt Service Coverage Ratio required hereby, notwithstanding the fact that an Event of Default shall immediately occur as the result of such failure, the Guarantors shall be permitted to terminate the continuance of such Event of Default by contributing additional equity capital to one or more of Borrowers or by causing one or more of Borrowers to incur subordinated debt on terms and conditions which are acceptable to FINOVA, and with respect to which the holders have entered into a Subordination Agreement in form and substance satisfactory to FINOVA, in each case in an amount which, when added to the other amounts described in clause (i) of the definition "Total Debt Service Coverage Ratio", would result in the required Total Debt Service Coverage Ratio having been attained, provided that any such additional capital is contributed within thirty (30) days after the date such Event of Default arose.

7. Termination Fee. Section 16.4 of the Agreement, as set forth on the Schedule, is hereby amended and restated in its entirety to read as follows:

"The Termination Fee provided in Section 16.4 shall be an amount equal to the following percentage of the average daily outstanding balance of the Obligations for the 180-day period (or lesser period if applicable) preceding the date of termination:

(i) three percent (3%), if such early termination occurs on or prior to the first anniversary of the Second Amendment Primary Effective Date;

(ii) two percent (2%), if such early termination occurs after the first anniversary of the Second Amendment Primary Effective Date and on or prior to the second anniversary of the Second Amendment Primary Effective Date;

(iii) one percent (1%), if such early termination occurs after the second anniversary of the Second Amendment Primary Effective Date and on or prior to the third anniversary of the Second Amendment Primary Effective Date; and

(iv) one-half of one percent (0.5%), if such early termination occurs after the third anniversary of the Second Amendment Primary Effective Date and prior to the expiration of the Initial Term.

The foregoing notwithstanding, nothing contained in this Section 16.4 shall imply or create an extension of the term of the Agreement beyond the Renewal Term in effect on the Second Amendment Primary Effective Date, as set forth in the original Schedule to the Agreement, in the event that the conditions precedent set forth in Section 9 of the Second Amendment are not satisfied and the Second Amendment Secondary Effective Date never occurs. In that event, the adjustment to the Termination Fee described in this Section 16.4 shall go into effect as of the Second Amendment Primary Effective Date, and the Termination Fee provided therein shall be payable upon the expiration of the then current Renewal Term or any subsequent Renewal Term, or upon the earlier termination of this Agreement pursuant to the terms of the Agreement."

8. Primary Conditions Precedent. The modifications described in this Amendment (other than those set forth in Sections 10, 11, and 12 hereof, which are governed by Section 9 hereof), and the agreements and obligations of FINOVA set forth in this Amendment, will not become effective unless and until each of the following conditions precedent have been satisfied, in form, manner and substance satisfactory to FINOVA:

8.1 Borrowers shall have delivered or caused to be delivered to FINOVA the following documents, all of which shall be properly completed, executed and otherwise satisfactory to FINOVA:

(a)        This Second Amendment;

(b)        Amendments and Reaffirmations of each Guaranty;

(c)        Any consents deemed necessary by FINOVA;

(d) A corporate resolution of each Borrower approving the transactions contemplated hereby to which it is a party;

(e) An opinion from Borrowers' counsel, which counsel must be acceptable to FINOVA, with respect to such matters as FINOVA shall require;

(f)       Such other items as FINOVA may require.

8.2 FINOVA shall have received a certificate of good standing with respect to each Borrower, dated within ten (10) days of the date hereof by the applicable authority of the state of formation of such Borrower, which certificate shall indicate that such Borrower is in good standing in such state.

8.3 There shall not then exist an Event of Default or any act or event which with notice, passage of time, or both would constitute an Event of Default.

8.4 All the representations and warranties of Borrowers and Guarantors in the Loan Documents shall be true and correct, in all material respects, before and after giving effect to the making of this Amendment.

8.5 FINOVA shall be satisfied that it has a first priority lien on and security interest in all assets of each Borrower.

8.6 There shall have occurred no material adverse change in the business or financial condition of Borrowers since Borrowers' financial statements for the period ending August 31, 1997.

8.7 FINOVA has received and found satisfactory the results of the customer, vendor, and trade credit references, as well as UCC, tax lien, litigation and judgment searches on each Borrower and each Guarantor.

8.8 Each Guarantor shall have delivered updated personal financial statements, not earlier than sixty (60) days prior to the date of this Second Amendment, together with copies of each such Guarantor's 1996 federal income tax returns, including all schedules and attachments thereto.

8.9 FINOVA shall have received evidence that all approvals and/or consents of or other actions by, any entity or person whose approval or consent is necessary or required to enable Borrowers to perform their obligations under this Amendment, have been obtained, including without limitation the consent of any Affiliates of any Guarantors, which Affiliates have loaned money to, or are otherwise owed money by, any Borrower.

8.10 Borrowers shall have provided FINOVA with a personal introduction to Mr. Martin Chitty, Sr., together with his key management.

8.11 Each of the Guarantors shall have entered into Subordination Agreements, in form and substance satisfactory to FINOVA, subordinating any amounts owed by any Borrower to such Guarantor to the payment of the Obligations to FINOVA.

9. Secondary Conditions Precedent. The modifications described in Sections 10, 11, and 12 of this Amendment, and the agreements and obligations of FINOVA with respect to such provisions, will not become effective unless and until each of the following additional conditions precedent have been satisfied, in form, manner and substance satisfactory to FINOVA:

9.1 CNT has demonstrated one fiscal quarter of operation in which CNT must, during such fiscal quarter, have satisfied both of the following conditions: (i) generated EBITDA of not less than $100,000, and (ii) generated net income before taxes of not less than $50,000.

9.2 The two most recent field audits or other examinations conducted by FINOVA on all of Borrowers' operations shall have been found satisfactory to FINOVA in its sole discretion.

9.3 There shall not then exist an Event of Default or any act or event which with notice, passage of time, or both would constitute an Event of Default.

9.4 All the representations and warranties of Borrowers and Guarantors in the Loan Documents shall be true and correct, in all material respects, before and after giving effect to the making of this Amendment.

9.5 There shall have occurred no material adverse change in the business or financial condition of Borrowers since Borrowers' most recent annual financial statements delivered to FINOVA pursuant to Section 5.2 of the Agreement.

10. Total Facility. Section 1.1 of the Agreement, as set forth on the Schedule and as previously amended by Section 2 of this Amendment, is hereby further amended to delete the amount of "$3,300,000" set forth therein and to substitute the amount "$5,000,000" therefor.

11. Loans. Section 1.2 of the Agreement, as set forth in the Schedule and as amended by the First Amendment and by Section 3 of this Amendment, is hereby amended and restated in its entirety to read to as follows:

"Revolving Loans: A revolving line of credit consisting of loans against Borrowers' Eligible Receivables ("Receivable Loans"), accounted for on a consolidated basis of all Borrowers (but exclusive of US 1), in an aggregate outstanding principal amount at any time which shall not exceed the lesser of:
(A) Five Million Dollars ($5,000,000) less the Reporting Reserve and any other reserves which FINOVA has then established; or
(B)       the sum of:
(i) an amount equal to eighty-five percent (85%) of the net amount of the Eligible Receivables, plus
(ii) a revolving line of credit consisting of loans against Borrowers' Eligible Unbilled Freight Sales in an aggregate outstanding principal amount not to exceed the lesser of:
(a) an amount equal to eighty-five percent (85%) of the net amount of all then outstanding Eligible Unbilled Freight Sales, or
(b)      Two Hundred Fifty Thousand Dollars ($250,000), less
(iii) the Reporting Reserve and any other reserves which FINOVA has then established."

12. Term. Section 16.1 of the Agreement, as set forth in the Schedule, is hereby amended and restated in its entirety to read as follows:

"The initial term of this Agreement shall be from May 31, 1995 through the fourth anniversary of the Second Amendment Primary Effective Date (the "Initial Term") and shall be automatically renewed at the discretion of GFC for successive periods of one (1) year each (each, a "Renewal Term"), unless earlier terminated as provided in Section 16 or 17 above or elsewhere in this Agreement."

13.        Restructure and Line Increase Fees.

13.1 On or before December 31, 1997, Borrowers agree to pay FINOVA a "Loan Restructure Fee" in the amount of $30,000, which amount is inclusive of the facility fee, in the amount of $15,000, that was payable by Borrowers on May 31, 1997 and which, as of the date of this Amendment, has not been paid. Borrowers acknowledge that the foregoing Loan Restructure Fee has been fully earned by FINOVA (and a portion of such fee had previously been fully earned by FINOVA) upon the execution of this Amendment in consideration for the agreements made by FINOVA herein. FINOVA is hereby authorized to pay the Loan Restructure Fee by making an advance against the Receivable Loans on December 31, 1997 (or, if such date is not a Business Day, on the last Business Day of 1997).

13.2 In addition to the foregoing, at such time as all the secondary conditions precedent set forth in Section 9 of this Amendment have been satisfied and the increase in the Total Facility described in Section 10 hereof has gone into effect, Borrowers shall pay to FINOVA a "Line Increase Fee" in the amount of $20,000, which amount shall be due and payable (i) in the event the Second Amendment Secondary Effective Date occurs on or before December 31, 1997, concurrently with and in the same manner as the Loan Restructure Fee, and (ii) in the event the Second Amendment Secondary Effective Date occurs after December 31, 1997, on the Second Amendment Secondary Effective Date.

13.3 The Loan Restructure Fee and the Line Increase Fee each represent additional consideration to FINOVA for increasing the amount of the Total Facility, extending the expiration date of the term of the loan then in effect, adjusting certain covenants, and waiving certain covenant defaults, and such fees shall not be applied toward or against principal, interest, or any other amount owing by Borrowers to FINOVA. In addition to the foregoing fees, Borrowers shall reimburse FINOVA for all costs and expenses incurred by FINOVA in connection with this Amendment, including without limitation attorneys' fees and costs incurred, and any filing or recording fees.

14. Waiver of Events of Default. FINOVA hereby waives the following specific acts, occurrences and failures of Borrowers:

(i)       the failure to maintain the minimum Net Worth set forth in Section
13.14 of the Agreement for all test periods during which such a failure occurred ending through September 30, 1997;

(ii) the failure to meet the minimum Total Debt Service Coverage Ratio set forth in Section 13.14 of the Agreement for all test periods during which such a failure occurred ending through September 30, 1997; and

(iii) the failure to have provided financial statements, in accordance with Section 5.2 of the Agreement, within the periods required thereunder, for all reporting periods during which such a failure occurred ending through September 30, 1997.

No other or future acts, events or occurrences which either constitute an Event of Default or which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, are waived by FINOVA, including, without limitation, any circumstances which are of a continuing nature, the existence of which would independently give rise to an Event of Default under any Agreement after giving effect to this Amendment; provided, that with respect to any financial covenants or reporting obligations which are only tested or to be complied with as of specified dates pursuant to the Agreements, no Event of Default shall exist unless a breach occurs or exists as of the time such covenants are to be tested or complied with next following the date of this Amendment.

15. Confirmation of Liens. This Amendment in no way acts as a release or relinquishment of any of the liens, security interests, rights or remedies securing payment of the Loans or of the enforcement thereof. Such liens, security interests, rights and remedies are hereby ratified, confirmed, preserved, renewed and extended by Borrowers in all respects.

16        Events of Default.  The events of default specified in the Agreement and the other Loan Documents shall continue to be the events of default under the Loan except as otherwise specifically agreed herein to the contrary. FINOVA's remedies with respect to the occurrence of an Event of Default shall continue to be as set forth in the Loan Documents.

17. Reaffirmation of Loan Documents. All terms, conditions and provisions of the Agreement and the other Loan Documents are hereby reaffirmed and continued in full force and effect and shall remain unaffected and unchanged except as specifically amended hereby or by the documents executed and delivered in connection herewith. Borrowers furthermore agree that they have no defense, counterclaim, offset, cross-complaint, claim or demand of any nature whatsoever which can be asserted as a basis to seek affirmative relief or damages from FINOVA.

18. Further Assurances. FINOVA and Borrowers will execute such other writings as may be necessary to confirm or carry out the intendments of FINOVA and Borrowers evidenced by this Amendment.

19. Representations and Warranties. Borrowers represent and warrant to FINOVA that the execution and delivery by Borrowers of this Amendment and all other documents or instruments executed or delivered in connection herewith (all such documents being collectively referred to herein as the "Amendment Documents"), have been duly and properly made and authorized. The Loan Documents, this Amendment, and the other Amendment Documents each constitute valid and binding obligations of Borrowers, enforceable against each Borrower party thereto in accordance with their respective terms.

20. Benefit of the Amendment. The terms and provisions of this Amendment, the other Amendment Documents and the other Loan Documents shall be binding upon and inure to the benefit of FINOVA and Borrowers and their respective successors and assigns, except that Borrowers shall not have any right to assign their rights under this Amendment, the other Amendment Documents, or any of the Loan Documents or any interest therein without the prior written consent of FINOVA.

21. Choice of Law. The Loan Documents, this Amendment, and the Amendment Documents shall be performed and construed in accordance with the laws of the State of Arizona.

22. Entire Agreement. Except as modified by the Amendment Documents, the Loan Documents remain in full force and effect. The Loan Documents, as modified by the Amendment Documents, embody the entire agreement and understanding between Borrowers and FINOVA, and supersede all prior agreements and understandings between said parties relating to the subject matter thereof.

23. Counterparts; Telecopy Execution. This Amendment may be executed in any number of separate counterparts, each of which, when taken together, shall constitute one and the same agreement, admissible into evidence, notwithstanding the fact that all parties have not signed the same counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile shall also deliver a manually executed counterpart of this Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

24. Effectiveness of Amendment. This Amendment shall not be effective until the same is executed and delivered by the parties hereto and all conditions set forth in Section 8 hereof have been satisfied (such date being hereinafter referred to as the "Second Amendment Primary Effective Date").

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day, month, and year first above written.

FINOVA CAPITAL CORPORATION,
a Delaware corporation


By:
            Name:
	Title:

KEYSTONE LINES, a California corporation


By:
            Name:
	Title:

CAROLINA NATIONAL LOGISTICS INC., an Indiana corporation


By:
           Name:
	Title:

CAROLINA NATIONAL TRANSPORTATION INC., an Indiana corporation


By:
          Name:
          Title:

GULF LINE TRANSPORT INC., an Indiana corporation


By:
        Name:
        Title:

GULF LINE BROKERAGE INC., an Indiana corporation


By:
         Name:
         Title:

This Amendment is joined in by US 1 Industries, Inc., an Indiana corporation, for purposes of evidencing its consent to and agreement to be bound by those provisions of Section 4.5 of this Amendment relating to the issuance to FINOVA, and the registration of FINOVA's right to resell, the Success Fee Shares.

US 1 INDUSTRIES, INC., an Indiana corporation


By:
            Name:
            Title: